As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3848122
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik J. Romslo

General Counsel and Secretary

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Phone: (216) 586-3939

Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	24,461,886	$2.81	$68,737,899.66	$8,558

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low prices of the common stock on the NYSE American on June 18, 2018.
(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 22, 2018

Prospectus

Northern Oil and Gas, Inc.

24,461,886 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 24,461,886 shares of common stock, par value $0.001 per share (the “common stock”) previously issued by Northern Oil and Gas, Inc. (the “Company”) to the selling stockholders identified in this prospectus. The selling stockholders acquired these shares (i) substantially concurrently with the closing of our exchange transaction (the “Exchange Transaction”) on May 15, 2018, pursuant to subscription agreements (the “Subscription Agreements”) or (ii) with respect to TRT Holdings, Inc. and certain of its affiliates, in open market transactions prior to the closing of the Exchange Transaction. See “Selling Stockholders.”

We are not offering any shares of common stock for sale under this prospectus and will not receive any proceeds from the sales of these shares of common stock by the selling stockholders under this prospectus.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent required, we will provide the specific terms of transactions in these shares of common stock in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”

Our common stock is listed on the NYSE American under the symbol “NOG.” On June 21, 2018, the closing price of our common stock on the NYSE American was $2.65 per share.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2018.

-i-

EXPLANATORY NOTE

On January 31, 2018, the Company entered into an exchange agreement (as amended, the “Exchange Agreement”) with holders (the “Supporting Noteholders”) of approximately $497 million, or 71%, of the aggregate principal amount of the Company’s then outstanding 8.000% Senior Notes due 2020 (the “Outstanding Notes”), pursuant to which the Supporting Noteholders agreed to exchange all of the Outstanding Notes held by each such Supporting Noteholder for approximately $155 million of the Company’s common stock and approximately $344 million in aggregate principal amount of the Company’s 8.50% Senior Secured Second Lien Notes due 2023 (the “Second Lien Notes”).

On May 15, 2018 (the “Closing Date”), pursuant to the Exchange Agreement, the Company completed the Exchange Transaction and issued 103,249,915 shares of common stock and $344.3 million aggregate principal amount of Second Lien Notes in exchange for the Outstanding Notes.

In connection with the Exchange Transaction, the Company and certain investors entered into Subscription Agreements whereby such investors agreed to purchase up to $52.0 million of common stock. Pursuant to the Subscription Agreements, on the Closing Date, the Company issued 34,666,668 shares of common stock to such investors at a price per share of $1.50.

In connection with the Exchange Transaction and on the Closing Date, the Company entered into an amended and restated letter agreement (the “TRT Governance Agreement”) with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC and TRT Holdings, Inc. (collectively, “TRT”). Under the terms of the TRT Governance Agreement, on the Closing Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with TRT, pursuant to which the Company agreed to register all of the common stock held by TRT on the Closing Date, excluding shares of common stock that TRT received pursuant to the Exchange Transaction.

We are registering the offer and sale of the shares of common stock offered for sale by the selling stockholders named in this prospectus to satisfy certain of the registration rights we have granted pursuant to the Registration Rights Agreement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholders named in this prospectus or in one or more supplements to this prospectus may sell, from time to time, up to 24,461,886 shares of our common stock.

This prospectus provides you with a general description of the common stock the selling stockholders may offer. For a more complete understanding of the offering of the securities, you should refer to the registration statement of which this prospectus forms a part, including its exhibits. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, including all documents incorporated herein or therein by reference, together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the selling stockholders have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the selling stockholders are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “we,” “us,” “our,” and the “Company” refer to Northern Oil and Gas, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.northernoil.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K (File No. 001-33999) for the year ended December 31, 2017, filed on February 23, 2018, as amended by Amendment No. 1 to our Annual Report on Form 10-K, filed on April 27, 2018;

•	our Quarterly Report on Form 10-Q (File No. 001-33999) for the quarterly period ended March 31, 2018, filed on May 7, 2018;

•	our Current Reports on Form 8-K (File No. 001-33999) filed on February 1, 2018, March 19, 2018 (two reports), March 21, 2018, April 4, 2018, April 10, 2018, May 8, 2018, May 15, 2018, May 18, 2018, May 31, 2018, June 4, 2018, June 7, 2018, June 13, 2018 and June 20, 2018; and

•	our Form 8-A (File No. 001-33999) filed on March 19, 2008, as amended by Amendment No. 1 to the 8-A on Form 8-A/A, filed on June 22, 2018, including any amendment or report filed for the purpose of updating the description of our common stock.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01, or corresponding information furnished under Item 9.01, of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Nicholas O’Grady

Chief Financial Officer

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

THE COMPANY

Northern Oil and Gas, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays will provide drilling and development opportunities that result in significant long-term value. Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

Our executive offices are located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, and our telephone number is (952) 476-9800. Our website address is www.northernoil.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended on April 27, 2018, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this prospectus, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on our properties, our ability to acquire additional development opportunities, changes in our reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results achieved may differ materially from expected results described in these statements. You should consider carefully the statements in the section entitled “Item 1A. Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended on April 27, 2018, as updated by subsequent reports we file with the SEC, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Our Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the shares of common stock will go to the selling stockholders. We will not receive any part of the proceeds from such sale of common stock.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders included in the table below, which we refer to collectively as the selling stockholders, of up to 24,461,886 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders acquired the shares of common stock (i) substantially concurrently with the closing of the Exchange Transaction pursuant to the Subscription Agreements or (ii) with respect to TRT, in open market transactions prior to the closing of the Exchange Transaction. When we refer to a selling stockholder, we mean the entity itself, as well as its donees, pledgees, assignees, transferees, distributees and other successors in interest.

The table below has been prepared based upon information available to us or furnished to us by the selling stockholders as of June 1, 2018. The selling stockholders identified below may have sold, transferred or otherwise disposed of, some of all of their shares of common stock since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act. The table below details the number of shares of common stock that each selling stockholder beneficially owns (including any shares the selling stockholders have the right to acquire within 60 days), the number of shares of common stock beneficially owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares and percentage of common stock to be held by each selling stockholder assuming the sale of all of the common stock offered hereby. The selling stockholders may sell all, some or none of their shares of common stock in future offerings under this prospectus. The selling stockholders’ percentage of common stock ownership is based upon 281,605,362 shares of common stock outstanding as of June 18, 2018.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering**
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
TRT Holdings, Inc. (1)	61,274,808	21.8	13,836,408	47,438,400	18.4
Cresta Investments, LLC (1)	7,947,921	2.8	3,947,921	4,000,000	1.6
Cresta Greenwood, LLC (1)	1,344,223	*	1,344,223	—	—
Michael L. O’Shaughnessy Revocable Trust (2)	4,733,333	1.7	2,000,000	2,733,333	1.1
Martin E. Davis	1,333,334	*	1,333,334	—	—
Todd Slawson Trust (3)	2,538,100	*	2,000,000	538,100	*

*	Represents less than 1.0 percent.
**	Does not reflect potential sales of shares of common stock by the selling stockholders pursuant to other registration statements filed by the Company.

(1) We have been advised by the selling stockholder that Robert B. Rowling, who also beneficially owns the shares of common stock held by TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC, has power to vote or dispose of the shares. Pursuant to that certain Letter Agreement, dated May 15, 2018, between TRT Holdings, Inc. and the Company, employees of TRT Holdings, Inc. (which is owned directly and indirectly by Robert B. Rowling, and which is an affiliate of Cresta Investments, LLC and Cresta Greenwood, LLC) currently hold two director positions at the Company and TRT Holdings, Inc. had the right to nominate a third director, Roy Ernest Easley, who is currently a director of the Company.

(2) We have been advised by the selling stockholder that Michael L. O’Shaughnessy, as trustee, has power to vote or dispose of the shares.

(3) We have been advised by the selling stockholder that Robert Todd Slawson, as president, has power to vote or dispose of the shares.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (“DGCL”) relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the applicable provisions of the DGCL. You should read the provisions of our certificate of incorporation, our bylaws and the DGCL as currently in effect for provisions that may be important to you. We have filed copies of our certificate of incorporation and bylaws with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”

Generally

Under our certificate of incorporation, we are authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share, and up to 5,000,000 shares of preferred stock, par value $0.001 per share.

Description of Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters to be voted on by our shareholders. Except with respect to the election of directors or as otherwise required by law, all questions submitted to a vote of our shareholders are decided by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders. Directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, and our shareholders are not entitled to cumulate their votes for the election of directors.

Our common stock is not redeemable, does not have subscription or conversion rights and does not entitle holders of our common stock to any preemptive rights to subscribe for any shares of any class or series of our capital stock, or for any obligations convertible into shares of any class or series of our capital stock, whether now or hereafter authorized.

Holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the Company’s debts and subject to the rights of the holders of shares of any series of preferred stock upon such dissolution, liquidation or winding up, the holders of the shares of our common stock will be entitled to the remaining net assets of the Company to be distributed equally on a per share basis.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

•	grant our board of directors discretion to create and issue preferred stock from time to time without shareholder approval;

•	provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•	establish advance notice requirements for the shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

As a Delaware corporation, we are subject to Section 203 of the DGCL. This provision provides that a corporation that is listed on a national securities exchange or that has more than 2,000 shareholders is not permitted to engage in a business combination with any interested shareholder, generally a person who owns 15% or more of the outstanding shares of a corporation’s voting stock, for three years after the person became an interested shareholder, unless (a) before the person became an interested shareholder, the board of directors approved either the transaction resulting in a person becoming an interested shareholder or the business combination, (b) upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes an interested shareholder, the business combination is approved by the board of directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the corporation’s outstanding voting stock which is not owned by the interested shareholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested shareholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested shareholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Our common stock is listed on the NYSE American under the symbol “NOG.” The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors to create and provide for the issuance of preferred stock without the approval of our shareholders. Our board of directors is authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

The transfer agent and registrar for a particular series of preferred stock will be set forth in an applicable prospectus supplement.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

The following is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock from a selling stockholder under this prospectus. This discussion assumes that a non-U.S. holder will hold our common stock acquired from a selling stockholder as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) (generally, for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements), pension plans, or U.S. expatriates and former long-term residents of the United States, (iv) investors that participated in the Exchange Transaction, (v) the special tax rules that may apply to investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated or risk reduction transaction, or (vi) the impact, if any, of the alternative minimum tax or the Medicare tax imposed on net investment income.

This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, THE TAX CONSEQUENCES OF THE TAX CUTS AND JOBS ACT AND ANY APPLICABLE TAX TREATY.

Certain U.S. Federal Income Tax Considerations

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or any successor form thereof)). Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States),

(ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

(iii) we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) above generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. person, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder that is described in clause (ii) above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

With respect to clause (iii) above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Based on the nature of our business and the assets that we own, we expect that we currently are a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common stock in the same manner as if such non-U.S. holder were a United States person and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common stock (including a redemption treated as a sale or exchange for U.S. federal income tax purposes or a distribution treated as a return of capital, as described under “—Distributions on Common Stock” above). However, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, the 15% withholding tax on gross proceeds will not apply and a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for our common stock, 5% or less of our common stock. Our common stock is currently listed on the NYSE American and, although no assurance can be given, we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock, the tax, if any, withheld with respect to those dividends, and such holder’s name and address. Copies of the information returns reporting those dividends and withholding taxes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a U.S. person.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or any successor form of the foregoing) or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the paying agent has actual knowledge, or reason to know, that a holder is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

Sections 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends such as dividends, if any, paid on our common stock (and, beginning January 1, 2019, payments of gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends such as our common stock) made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

FIRPTA

As discussed above under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock,” we expect that we currently are a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a 15% withholding tax (“FIRPTA withholding”) could apply to the gross proceeds payable by certain selling stockholders disposing of their common stock under this prospectus. FIRPTA withholding will not apply, however, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations. Our common stock is currently listed on the NYSE American and, although no assurance can be given, we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

PLAN OF DISTRIBUTION

We are registering 24,461,886 shares of common stock to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders or the selling stockholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling stockholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the shares of common stock offered by this prospectus, or the short sales of the offered shares of common stock; or

•	any other method permitted pursuant to applicable law.

In addition, any shares of common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may also pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of the pledged shares of common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE American pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Erik J. Romslo, the Company’s General Counsel and Secretary, will pass upon the validity of the securities being offered hereby. As of June 21, 2018, Mr. Romslo beneficially owned 548,772 shares of the Company’s common stock, which represented less than 1.0% of the total outstanding common stock of the Company.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference from Northern Oil and Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and gas reserves included or incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, LP, independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Securities and Exchange Commission registration fee	$8,558
Accountant’s fees and expenses	7,000
Legal fees and expenses	20,000
Miscellaneous	9,442

Total	$45,000

Item 15.    Indemnification of Directors and Officers.

Under our Certificate of Incorporation, as amended, and restated by-laws (and in accordance with Section 145 of the Delaware General Corporate Law), we will indemnify to the fullest extent permitted by the Delaware General Corporate Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or other proceedings, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving in that capacity or as an agent at the request of the Company for another entity.

Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors.

All of our directors and officers are covered by an insurance policy that we maintain against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits.

The following documents are exhibits to the registration statement:

Exhibit Number	Description

3.1	Certificate of Incorporation of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 15, 2018).

3.2	Bylaws of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed May 15, 2018).

5.1	Opinion of Erik J. Romslo, General Counsel and Secretary of Northern Oil and Gas, Inc., regarding the legality of the securities.

10.1	Exchange Agreement, dated January 31, 2018, by and among Northern Oil and Gas, Inc. and the Noteholders party thereto (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K, filed February 23, 2018).

10.2	First Amendment to Exchange Agreement, dated March 20, 2018, by and among Northern Oil and Gas, Inc., and the Noteholders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 21, 2018).

10.3	Second Amendment to Exchange Agreement, dated April 2, 2018, by and among Northern Oil and Gas, Inc., and the Noteholders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Reports on Form 8-K, filed April 4, 2018).

10.4	Amended and Restated Letter Agreement, dated as of May 15, 2018, by and among Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, and Northern Oil and Gas, Inc. and, (i) solely for the purpose of the second sentence of Section 1(g) therein, Michael T. Popejoy, Michael Frantz and Ernie Easley and (ii) solely for the purposes of Section 2 therein, Bahram Akradi (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed May 18, 2018).

10.5	Registration Rights Agreement, dated as of May 15, 2018, among Northern Oil and Gas, Inc. and TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed May 18, 2018).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ryder Scott Company, LP.

23.3	Consent of Erik J. Romslo, General Counsel and Secretary of Northern Oil and Gas, Inc. (Included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act or the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

(A)	Paragraphs (1)(i), (ii), and (iii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Exchange Act that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Exchange Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on June 22, 2018.

NORTHERN OIL AND GAS, INC.

By:	/s/ Michael Reger
Michael Reger Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated as of June 22, 2018:

Signature	Title

/s/ Michael Reger Michael Reger	Chief Executive Officer (Principal Executive Officer)

/s/ Nicholas O’Grady Nicholas O’Grady	Chief Financial Officer (Principal Financial Officer)

/s/ Chad Allen Chad Allen	Chief Accounting Officer (Principal Accounting Officer)

* Bahram Akradi	Director

Roy Easley	Director

* Jack King	Director

* Robert Grabb	Director

* Lisa Bromiley	Director

* Delos Cy Jamison	Director

* Michael Frantz	Director

* Michael Popejoy	Director

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Erik Romslo
	Erik Romslo, Attorney-in-Fact	June 22, 2018